Exhibit 2.1

Notice about Representations and Warranties Herein

    This Acquisition Agreement is included as an exhibit to the Report on Form 8-K being filed herewith by Tii Network Technologies, Inc. (the "Company") to provide information about the terms of the contractual arrangement between the parties thereto with respect to the acquisition by the Company of the Copper Products Division of Porta Systems Corp. described in this Report, but its filing is not intended to provide factual information about the parties to any other person. The representations and warranties contained in the Acquisition Agreement were made only for purposes of this Acquisition Agreement and were made as of specific dates, were solely for the benefit of the parties hereto and are subject to limitations agreed to between the contracting parties, including that they are qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Acquisition Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to disclosures to investors. They should be viewed by investors in this context.

ASSET PURCHASE AGREEMENT by and between Tii NETWORK TECHNOLOGIES, INC. and PORTA SYSTEMS CORP. dated May 19, 2010

TABLE OF CONTENTS

Page
1.	Definitions	1
2.	About the Transaction	11
(a)	Purchase and Sale of Assets	11
(b)	Assumption of Liabilities	11
(c)	Purchase Price	11
(d)	Common Assets	12
(e)	Sales Tax	12
(f)	Consents	12
(g)	The Closing	12
(h)	Deliveries at the Closing	12
(i)	Allocation	13
(j)	Purchase Price Adjustment	13
3.	Representations and Warranties of the Seller	15
(a)	Organization of the Seller	15
(b)	Authorization of Transaction	16
(c)	Noncontravention	16
(d)	Title to Assets	16
(e)	Subsidiaries	16
(f)	Financial Statements	17
(g)	Events Subsequent to 2009 Financial Statements	18
(h)	Undisclosed Liabilities	21
(i)	Legal Compliance	21
(j)	Tax Matters	21
(k)	Real Property	22
(l)	Intellectual Property	25
(m)	Tangible Assets	28
(n)	Inventory	28
(o)	Contracts	28
(p)	Notes and Accounts Receivable	30
(q)	Powers of Attorney	30

(r)	Insurance	30
(s)	Litigation	31
(t)	Product Warranty	31
(u)	Product Liability	31
(v)	Employees	31
(w)	Employee Benefits	32
(x)	Guaranties	34
(y)	Environmental, Health, and Safety Matters	34
(z)	Certain Business Relationships with Division and Division Subsidiaries	36
(aa)	Customers and Suppliers	36
(bb)	Subsidiaries	36
(cc)	Brokers' Fees	36
(dd)	Disclosure	37
4.	Representations and Warranties of the Buyer	37
(a)	Organization of the Buyer	37
(b)	Authorization of Transaction	37
(c)	Noncontravention	37
(d)	Brokers' Fees	37
5.	Omitted	37
6.	Post-Closing Covenants	38
(a)	General	38
(b)	Litigation Support	38
(c)	Transition	38
(d)	Confidentiality	38
(e)	Covenant Not to Compete	39
(f)	Employment Matters	39
(g)	Further Assurances	40
7.	Omitted.	40
8.	Remedies for Breaches of this Agreement	40
(a)	Survival of Representations and Warranties	40
(b)	Indemnification	41
(c)	Procedures; No Waiver	43
(d)	Deemed Adjustments	44

(e)	Recoupment Against Escrow Agreement	44
(f)	Other Indemnification Provisions	44
9.	Omitted	45
10.	Miscellaneous	45
(a)	Press Releases and Public Announcements	46
(b)	No Third-Party Beneficiaries	46
(c)	Entire Agreement	46
(d)	Succession and Assignment	46
(e)	Counterparts	46
(f)	Headings	46
(g)	Notices	46
(h)	Governing Law	47
(i)	Amendments and Waivers	47
(j)	Severabililty	47
(k)	Expenses	47
(l)	Construction; Burden of Proof	48
(m)	Incorporation of Exhibits and Schedules	48
(n)	Specific Performance	48
(o)	Submission to Jurisdiction	49
(p)	Governing Language	49
(q)	Tax Matters	49
(r)	Bulk Transfer Laws	50
(s)	Tax Disclosure Authorization	50
(t)	Non-Disparagement	51

Exhibit A — Escrow Agreement
Exhibit B — Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C — Omitted
Exhibit D — Assignment and Transfer Forms
Exhibit E — Transition Services Agreement
Exhibit F — Opinion of Counsel for Seller
Disclosure Schedules

ASSET PURCHASE AGREEMENT

           This Asset Purchase Agreement is made on May 19, 2010, by and between Tii Network Technologies, Inc., a Delaware corporation (“Buyer”), and Porta Systems Corp., a Delaware corporation (“Seller”).  The Buyer and the Seller are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party”.

RECITALS

A. Seller through its Connection and Protection Division is engaged in the business of providing voice and data connection/protection equipment for sale, domestically and internationally to telephone service providers and owners of private communications equipment (“Business”).

B. This Agreement contemplates a transaction in which the Buyer shall purchase substantially all of the assets (and assume certain of the liabilities) of the Business.

           NOW, THEREFORE, in consideration of the representations, warranties, covenants, and promises set forth in this Agreement, the Parties agree as follows:

1.            Definitions.

“Acquired Assets” means all right, title, and interest in and to all of the assets constituting Division, including all of its (a) Owned Real Property and Leased Real Property (excluding the Syosset Lease), (b) tangible personal property (such as machinery, equipment, vehicles, Inventories, manufactured and purchased parts, furniture, and tools), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder (excluding the Syosset Lease), (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (f) all Security Deposits, (g) accounts, notes, other receivables and prepaid expenses, (h) securities (including the capital stock in Division Subsidiaries), (i) claims, refunds (excluding Tax claims or refunds other than the Mexican Tax Credit), causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (excluding any such item relating to the payment of Taxes), (j) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, to the extent the same are transferable, (k) books, records, ledgers, files, documents, correspondence, lists, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, or true and correct copies thereof, (l) customer lists, (m) purchase orders, (n) telephone numbers as set forth in §1 of the Disclosure Schedules, domain names portasystems.com, portasystems.com.mx, and portasystems.co.uk, and e-mail addresses applicable to such domain names, (o) all personnel files and papers relating to employees who will become employees of Buyer other than files and other information relating to such employees for which the transfer to

Buyer is restricted by HIPAA; and (p) the Mexican Tax Credit; provided, however, that the Acquired Assets shall not include the Common Assets or the Excluded Assets.

           “Adverse Consequences” has the meaning set forth in §8(b).

    “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act, excluding, with respect to Seller, Cheyne and any entity which may be deemed an affiliate of a Party as a result of common directors (or comparable positions with respect to an entity which is not a corporation) between such Party and such entity.

           “Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

           “Allocation” has the meaning set forth in §2(i).

           “Assumed Liabilities” means (i) all obligations of Division under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets, including warranty obligations, (ii) all Payables; (iii) Liabilities for commissions payable to Monica Gonzalez Greer referred to in §3(e), and (iv) Liabilities for severance pay, annual bonus arrangements and accrued vacations referred to in the proviso to clause (viii) of the definition of Excluded Liabilities; provided, however, that the Assumed Liabilities shall not include the Excluded Liabilities.

           “Business” has the meaning set forth in the Preamble.

           “Business Day” means any day except a Saturday, Sunday, or a day on which banking institutions in the State of New York are obligated by law, regulation or governmental order to close.

           “Buyer” has the meaning set forth in the Preamble.

           “Buyer’s Assignee” means an entity to which, immediately after the Closing, Buyer intends to transfer its rights under this Agreement and the Transition Services Agreement with respect to the Mexican Subsidiary; provided, however, that such assignment shall not relieve Buyer of any of its obligations under this Agreement or the Transition Services Agreement.

           “Buyer Indemnified Parties” has the meaning set forth in §8(b).

           “Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

           “CERCLA” has the meaning set forth in §3(y).

           “Cheyne” has the meaning set forth in §6(d).

           “Claim Notice” has the meaning set forth in §8(c).

           “Claim Dispute Notice” has the meaning set forth in §8(c).

           “Closing” has the meaning set forth in §2(g).

           “Closing Date” has the meaning set forth in §2(g).

           “Closing Net Book Value” has the meaning set forth in §2(j).

           “Closing Purchase Price” has the meaning set forth in §2(c).

           “Closing Statement” has the meaning set forth in §2(j).

           “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

           “Code” means the Internal Revenue Code of 1986, as amended.

           “Common Assets” has the meaning set forth in §2(d).

           “Confidential Information” means any information concerning the business and affairs of Division and Division Subsidiaries or SPD, as the case may be, that is not already generally available to the public.

           “Consents” has the meaning set forth in §2(f).

    “Controlled Group” has the meaning set forth in Code §1563.

           “Disclosure Schedules” has the meaning set forth in §3.

           “Division” means (i) the Connection and Protection Division of Seller, including the Division Subsidiaries, and (ii) Seller with respect to its Connection and Protection Division including the Division Subsidiaries, excluding however, SPD or Seller with respect to SPD.

           “Division Subsidiary” means the Mexican Subsidiary and the UK Subsidiary.

           “EBSA” means the Employee Benefits Security Administration.

           “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

           “Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

           “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

           “Encumbrance Documents” has the meaning set forth in §3(k).

           “Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, Threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

           “ERISA Affiliate” means each entity which is treated as a single employer with the Seller for purposes of Code §414.

           “Escrow Account” means the account created pursuant to the Escrow Agreement.

    “Escrow Agent” means Meltzer, Lippe, Goldstein & Breitstone, LLP.

           “Escrow Agreement” means the Escrow Agreement entered into concurrently herewith and attached hereto as Exhibit A.

           “Escrow Amount” means the sum of $500,000 until the final Purchase Price is determined, pursuant to §2(j), and, upon final determination of the Purchase Price, and the making of any payment from the Escrow Account pursuant to §2(j)(vi), the Escrow Amount shall be $500,000; provided, however, that in the event Seller at any time while the Escrow Agreement is in effect shall sell, assign, transfer or otherwise dispose of its ownership of the Signal Processing Division, or all or substantially all of the assets thereof, then Seller will pay by wire transfer of immediately available funds to and upon instructions of the Escrow Agent, simultaneously with the closing of such transaction, and the Escrow Amount shall be increased by, the additional sum of $500,000.

           “Excluded Assets” means (i) all assets of or used in the Signal Processing Division, including assets of the Mexican Subsidiary that are used by SPD, which are listed on §1(a) of the Disclosure Schedules, none of which are otherwise used by the Mexican Subsidiary (ii)  the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation, (iii) the Syosset Lease and all rights of Seller or Division thereunder, (iv) the rights of the Seller under this Agreement, (v) Cash (but not to exclude Security Deposits, (vi) marketable securities, (vii) Seller’s United States tax loss carry forward and any claims for refunds of Taxes, other than the Mexican Tax Credit, which is an Acquired Asset, (viii) the capital stock of any of the Seller’s

Subsidiaries other than the Mexican Subsidiary and the UK Subsidiary (and the direct Subsidiaries of the UK Subsidiary), (ix) any amounts owing between Seller and Division Subsidiaries, and (x) the Common Assets, subject to the rights of Buyer pursuant to the Transition Services Agreement.

           “Excluded Liabilities” means (i) any Liability of the Seller for Taxes (with respect to Division or otherwise), including, but not limited to, any Taxes with respect to the ownership or operation of the Mexican Subsidiary for periods prior to the Closing, (ii) any Liability of the Seller for the unpaid Taxes of any Person (other than any of the Seller) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, other than obligations expressly assumed by Buyer pursuant to this Agreement; (iii) all obligations to pay loans and other indebtedness, (iv) obligations under the Syosset Lease, (v) all obligations to pay and discharge security agreements and security interests, (vi) all obligations to pay Liabilities which arose or accrued on or prior to the Closing Date, except (A) those expressly included in the definition of “Assumed Liabilities” and (B) as otherwise expressly set forth in the notes to the Financial Statements relating to the Business, including contingent liabilities (subject to clause (ix) below), in existence as of the Closing Date, and not expressly excluded from the definition of Excluded Liabilities herein, (vii) any obligation of the Seller to indemnify any Person (including any of Seller’s stockholders) by reason of the fact that such Person was a director, officer, employee, or agent of Seller or any of its Subsidiaries or Division or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise), provided that the exclusion provided by this clause (vii) shall not apply to any obligation which may arise subsequent to the Closing Date with respect to services rendered for or on behalf of Buyer subsequent to the Closing Date, (viii) any Liability related to the payment of wages, salaries, severance pay, vacation pay or other benefits to any employees of Seller or any Subsidiary, including Division Subsidiaries, who are engaged in the Business, including but not limited to those amounts to be paid to Seller’s employees pursuant to §3(g)(xv)(ii)-(iv); provided, however, that Buyer shall assume any Liability for severance pay, annual bonus arrangements for the year ending December 31, 2010, and accrued vacation of Seller with respect to the employees of the Mexican Subsidiary, other than the SPD Employees, and the UK Subsidiary, in each case, who remain employees as of the Closing Date and with respect to any other employees, other than the SPD Employees, who accept employment with Buyer or any Affiliate or assignee of Buyer, all of which are Assumed Liabilities, (ix) any Liability pursuant to Employee Benefit Plans and collective bargaining agreements, except to the extent specifically applicable to the Mexican Subsidiary and the UK Subsidiary and arising prior to the Closing Date, including within such exclusion, without limitation, all Liability described in footnote 8 to the 2009 Financial Statements, whether arising before or after the Closing Date, (x) any Liability relating to the Common Assets, (xi) any Liability of the Seller, Division and Division Subsidiaries for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (xii) any intercompany loans by and among the Seller and/or its direct or indirect Subsidiaries, (xiii) any Liabilities of the Mexican Subsidiary relating or attributable to the Excluded Assets, and (xiv) any Liability or obligation of the Seller under this Agreement.

           “Fiduciary” has the meaning set forth in ERISA §3(21).

           “Financial Statements” has the meaning set forth in §3(f).

           “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

           “Improvements” has the meaning set forth in §3(k).

   “Indemnified Party” has the meaning set forth in §8(c).

           “Indemnifying Party” has the meaning set forth in §8(c).

           “Independent Accounting Firm” has the meaning set forth in §2(j).

           “Intellectual Property” means solely in connection with intellectual property used in the Business: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), but excluding (i) computer software which is used in common by both the Business and SPD, and (ii) commercially available software, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

           “Intercompany Transaction” has the meaning set forth in Reg. §1.1502-13 under the Code.

           “Inventory” has the meaning set forth in §3(n).

           “Knowledge” or “Known” means (i) solely with respect to Seller’s operations in the United States, the actual knowledge of Edward Kornfeld or Leslie Brand after reasonable investigation; (ii) solely with respect to the Mexican Subsidiary, the actual knowledge of Edward Kornfeld, Leslie Brand or Monica Gonzalez Greer after reasonable investigation; (iii) solely with respect to the UK Subsidiary, the actual knowledge of Edward Kornfeld, Leslie Brand or John Terrill after reasonable investigation, (iv) solely with respect to Buyer, the actual knowledge of Kenneth Paladino, Jennifer Katsch or Buyer's Assignee after reasonable investigation.  The phrase

“after reasonable investigation”, as used herein, is intended to charge a Person with the knowledge he or she would have obtained if a reasonable investigation had been conducted, and language in this Agreement which states that a Person has no duty of investigation shall mean actual knowledge of the individuals referred to in this definition.  As used herein with respect to any statement, fact or conclusion, the phrase “written Knowledge” as to any Person means that the individuals named in this definition with respect to such Person has Knowledge only if such individual received written notice of such statement, fact or conclusion with no duty of investigation.

           “Leased Real Property” means (i) the United Kingdom Lease, a copy of which has been provided to Buyer, and (b) an oral month-to-month warehouse arrangement in Brownsville, Texas.

           “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Division or Division Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any of the Division or any Division Subsidiary thereunder, excluding, however, the Syosset Lease.

           “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

           “Material Adverse Effect” or “Material Adverse Change” means any effect or change that is or would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Division and Division Subsidiaries, other than with respect to the Signal Processing Division, taken as a whole, except if the same has been cured at the time of determination.

           “Mexican Facility” means the commercial building and the land located at Ave Jose Escandon y Helgueras No. 21, Km. 8.5 Carr Lauro Villar, Col. DC Industrial, H Matamoros, Tamaulipas, Mexico CP 87494, which is owned by the Mexican Subsidiary.

           “Mexican Subsidiary” means Porta Systems S.A. de C.V.

           “Mexican Subsidiary Financial Statements” has the meaning set forth in §3(f).

           “Mexican Tax Credit” means the overpayment of $210,495, at March 31, 2010, made by the Mexican Subsidiary with respect to its income taxes and VAT, which can be applied to reduce Mexican income tax and VAT due for 2010 and subsequent years.

    “Most Recent Balance Sheet Date” means March 31, 2010.

    “Most Recent Fiscal Year End Financial Statements” has the meaning set forth in §3(f).

   “Multiemployer Plan” has the meaning set forth in ERISA §3(37).

           “Net Book Value” means the net book value as of the Closing Date of the Acquired Assets less the Assumed Liabilities as of such date calculated in accordance with GAAP; provided, however, that the Mexican Tax Credit shall be included, with the value of the Mexican Tax Credit begin based on the currency exchange rate in effect on the Closing Date, and any deferred tax asset and any goodwill shall be excluded.  For determining Net Book Value, (i) the value of Inventory and accounts receivable and any related reserves shall be as reflected on the books of the Seller in accordance with GAAP and shall be accepted by Buyer, subject only, with respect Inventory, to physical count, and (ii) the following items shall not be treated as liabilities, regardless of whether they would otherwise be treated as liabilities in accordance with GAAP: (A) annual bonuses for the year ending December 31, 2010 and accrued vacation pay or severance obligations for employees who will continue to be employed by the Mexican Subsidiary (other than the SPD Employees) or the UK Subsidiary or who were Seller’s employees and will be employed by Buyer (other than the SPD Employees) after the Closing, and (B) commissions earned subsequent to March 31, 2010 owed to Monica Gonzalez Greer.

           “Non-Competition Period” has the meaning set forth in §6(e).

           “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

           “Owned Real Property” means the Mexican Facility, including all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer wiring, and cable installations; utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by the Mexican Subsidiary.

           “Party” and “Parties” have the meanings set forth in the Preamble.

           “Payables” means (a) all accounts payable and accrued liabilities of Division as included in the amounts set forth in the 2009 Financial Statements, (b) all accounts payable and accrued liabilities of Division which have arisen after December 31, 2009 in the Ordinary Course of Business (other than any payable or accrued liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, tort, infringement, violation of law, or environmental matter, including without limitation those arising under Environmental, Health, and Safety Requirements, but including warranty obligations).

           “PBGC” means the Pension Benefit Guaranty Corporation.

           “Permitted Encumbrances” means with respect to each parcel of Owned Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Owned Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Owned Real Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property that are not violated by the current use or occupancy of such Owned Real Property or the operation of Division’s or any Division Subsidiary’s business as currently conducted thereon; and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Owned Real Property that do not or would not impair the use or occupancy of such Owned Real Property in the operation of the Mexican Subsidiary’s business as currently conducted thereon.

           “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

           “Pre-Closing Statement” has the meaning set forth in §2(j).

           “Process Agent” has the meaning set forth in §10(o).

           “Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

           “Purchase Price” has the meaning set forth in §2(c).

   “Real Estate Impositions” has the meaning set forth in §3(k).

           “Real Property” has the meaning set forth in §3(k).

           “Real Property Laws” has the meaning set forth in §3(k).

           “Real Property Permits” has the meaning set forth in §3(k).

           “Receivables” means accounts receivable, notes receivable, and all other receivables that are due as of the Closing Date.

           “Receiving Party” has the meaning set forth in §6(d).

           “Reportable Event” has the meaning set forth in ERISA §4043.

           “Security Deposits” means security deposits paid in connection with the Business other than under the Syosset Lease.

   “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

           “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) Permitted Encumbrances.

           “Seller” has the meaning set forth in the Preamble.

           “Seller Affiliated Group” has the meaning set forth in §3(j).

           “Seller Indemnified Parties” has the meaning set forth in §8(b).

           “Signal Processing Division” or “SPD” shall mean the business of Seller and its Subsidiaries other than the Business.

           “SPD Employees” has the meaning set forth in §3(v)(vi).

   “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

   “Syosset Lease” means Seller’s lease relating to the premises leased by Seller at 6851 Jericho Turnpike, Syosset, New York, including any security deposit held pursuant to such lease.

           “Target Net Book Value” has the meaning set forth in §2(j).

           “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and other governmental charges and other obligations of the same or similar nature to any of the foregoing but excluding any sale, transfer or use taxes arising out of the transactions contemplated by this Agreement, which shall be the obligations of the Buyer.

           “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    “Third Party Claim” has the meaning set forth in §8(c).

    “Threatened,” when used in reference to a potential claim, action, activity or other matter (collectively, “action”), shall mean that a threat to take such action has been made in a writing which is known to a Person identified in the definition of Knowledge, and “Threat” shall have the correlative meaning.

    “Transition Services Agreement” means the Transition Services Agreement, in substantially the form of Exhibit E attached hereto, between Seller and Buyer providing for the performance of certain services after the Closing and for certain other matters described in §2(d) and the use and access of Buyer to the Common Assets.

           “2009 Financial Statements” has the meaning set forth in §3(f).

           “United Kingdom Lease” means the UK Subsidiary’s Lease relating to the premises at South March Daventry Northamptonshire.

           “UK Subsidiary” means Porta Systems Limited.

    “UK Subsidiary Financial Statements” has the meaning set forth in §3(f).

2.            About the Transaction.

(a)            Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified in this §2.

(b)            Assumption of Liabilities.  On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing.  The Buyer shall not assume or have any responsibility, however, with respect to any Excluded Liability.

(c)            Purchase Price.  Buyer agrees to pay to Seller at the Closing Eight Million One Hundred Fifty Thousand ($8,150,000.00) Dollars, which amount, subject to adjustment as provided in this Agreement, is referred to as the “Purchase Price,” of which the Escrow Amount shall be delivered to the Escrow Agent to be held pursuant to the Escrow Agreement, and the amount by which the Purchase Price exceeds the Escrow Amount (such difference, the “Closing Purchase Price”) shall be paid to Seller.  The Closing Purchase Price and the Escrow Amount shall be payable by wire transfer of immediately available funds in accordance with instructions from Seller and the Escrow Agent, respectively.  The Escrow Amount plus any interest accrued thereon will be available to satisfy any amounts owed by Seller to Buyer under this Agreement, including the amount of any Purchase Price adjustment pursuant to §2(j) and the amount of any indemnification pursuant to §8.  Any amount which is not delivered to Buyer from the Escrow Account shall be paid to Seller in accordance with the terms of the Escrow Agreement.

(d)            Common Assets.  Seller has advised Buyer, and hereby acknowledges and confirms, that certain items of computer software and hardware, listed in §2(d) of the Disclosure Schedules (the “Common Assets”), are used by both Division and SPD.  It is agreed that Seller shall retain title and possession to such Common Assets and Buyer shall have access to such Common Assets, which shall continue to be operated for the benefit of Seller subject to Seller’s obligations to Buyer pursuant to the Transition Services Agreement.

(e)            Sales Tax.  Buyer shall pay all sales and other transfer taxes including, without limitation, any UK Stamp Tax on the transfer of the stock of the UK Subsidiary that are due on account of the sale of the Acquired Assets.

(f)            Consents.  Except as otherwise expressly provided in this Agreement, Seller shall pay all charges and costs to obtain the Lease Consents and any other third party consents required in order for Seller to transfer the Assumed Assets to Buyer (the “Consents”) (including, without limitation, assignment charges and legal fees of landlords and third parties, if any).

(g)            The Closing.  The closing of the transactions contemplated by this Agreement (“Closing”) shall take place at the offices of Meltzer, Lippe, Goldstein & Breitstone, LLP, 190 Willis Avenue, Mineola, New York 11501 commencing at 10:00 a.m. local time on the date of and contemporaneously with the execution of this Agreement (the “Closing Date”), and the Closing shall be effective as of the close of business on the Closing Date.

(h)            Deliveries at the Closing.  At the Closing, the Parties shall deliver the following:

(i) The Seller shall deliver to the Buyer:

(A) the Bill of Sale, Assignment and Assumption Agreement in the form attached as Exhibit B, duly executed, and such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may request;

(B) Intellectual Property Transfer documents in the forms attached as Exhibits D-1 to D-3, duly executed by Seller and Division Subsidiaries, as necessary;

(C) the Transition Services Agreement, duly executed by Seller;

(D) certificates for all of the shares of capital stock of Division Subsidiaries, duly endorsed for transfer to Buyer or its nominees or with blank stock powers or other appropriate transfer documents attached, and by their execution hereof, Seller’s Subsidiaries owning shares of capital stock of Division Subsidiaries hereby agree to deliver the shares owned by them to Buyer in the manner provided herein; and

(E) such certificates, instruments, and documents as Buyer shall reasonably require.

(ii) The Buyer shall deliver to the Seller:

(A) the Bill of Sale, Assignment and Assumption Agreement in the form attached as Exhibit B, duly executed, and such other instruments of assumption as the Seller and its counsel reasonable may request;

(B) the Transition Services Agreement, duly executed by Buyer; and

(C) such certificates, instruments, and documents as Seller shall reasonably require.

(iii) The Buyer shall deliver to the Seller and the Escrow Agent the consideration specified in §2(c).

(i)            Allocation.  Seller and Buyer agree that the allocation among the Acquired Assets of the Purchase Price and Assumed Liabilities (as adjusted for payments pursuant to §8(d)) shall be made in accordance with Section 1060 of the Code (the “Allocation”) and shall be mutually agreed upon by Seller and Buyer no later than sixty (60) days following the Closing Date.  If the parties cannot agree on the Allocation, the matter shall be determined by the Independent Accounting Firm, whose determination shall be conclusive and binding on the parties.  The parties agree to be bound by such Allocation for all purposes, including for purposes of U.S. federal, state and local Tax Returns filed by them subsequent to the Closing Date, the determination by Seller of taxable gain or loss on the sale of the Acquired Assets and the determination by Buyer of its Tax basis in the Acquired Assets. Neither Buyer nor Seller shall take any position (whether in audits, tax returns or otherwise) which is inconsistent with the Allocation unless required to do so by applicable law.  For purpose of determining the value of the shares of the Mexican Subsidiary, the parties agree that such shares have a value of $1,900,000.

(j)            Purchase Price Adjustment.

(i) The Net Book Value at Closing (the “Target Net Book Value”) shall be Two Million Two Hundred Thousand Dollars ($2,200,000.00).

(ii) Attached hereto as Schedule 2(j) and made a part hereof is a statement (the “Pre-Closing Statement”), which statement has been initialed by the Parties and  reflects the Net Book Value as of March 31, 2010, prepared by Seller in accordance with the definition of Net Book Value.

(iii) Within thirty (30) Business Days following the Closing, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”), which statement shall reflect the Net Book Value as of the Closing, prepared in accordance with the definition of Net

Book Value, and in accordance with GAAP, except as otherwise specified in the definition of Net Book Value, and verified, based on agreed upon procedures, as set forth in §2(j)(iii) of the Disclosure Schedules, by BDO Seidman, LLP, independent registered public accounting firm engaged by Seller (the “Closing Net Book Value”).  The Parties recognize that the individuals who provided Seller with the financial and accounting information used in preparing the Financial Statements and the Pre-Closing Statement will be employed by Buyer from and after the Closing Date.  Buyer at no cost to Seller, will permit these employees to provide Seller with all information necessary to enable Seller to prepare the Closing Statement and to consult with Seller in connection with such services.  Buyer will not interfere with said employees in connection therewith.

(iv) If within thirty (30) Business Days following delivery to Buyer of the Closing Statement and the calculation of the Closing Net Book Value, Buyer has not given Seller written notice of its objection as to the Closing Net Book Value calculation, then the Closing Net Book Value calculated by Seller shall be binding and conclusive on the parties and shall be used in computing the final Purchase Price in accordance with §2(j)(v) below.

(v) If Buyer gives Seller such notice of objection, which notice shall set forth in reasonable detail the amount of or basis for each objection, and shall be accompanied by a statement reflecting the Closing Net Book Value, determined in accordance with the definition of Net Book Value, and in accordance with GAAP, except as otherwise specified in the definition of Net Book Value, and as verified, based on agreed upon procedures, as set forth in §2(j)(iii) of the Disclosure Schedules, by Marcum LLP, independent registered public accounting firm engaged by Buyer), and if Seller and Buyer fail to resolve the issues outstanding with respect to the Closing Statement and the calculation of the Closing Net Book Value within thirty (30) Business Days of Seller’s receipt of the objection notice, Seller and Buyer shall submit the issues remaining in dispute to an independent public accounting firm (the “Independent Accounting Firm”) for resolution.  If the Parties cannot agree upon the Independent Accounting Firm, the Independent Accounting Firm shall be a national or regional accounting firm that is a member of Public Company Accounting Oversight Board and has, in its New York City or Long Island office, a significant client base of public companies that are listed on the Nasdaq Stock Market or New York Stock Exchange, and the Independent Accounting Firm shall be selected using the procedure for the selection of a single arbitrator under the rules of the American Arbitration Association by the American Arbitration Association.  The Independent Accounting Firm shall make its determination in accordance with the definition of Net Book Value, and in accordance with GAAP, except as otherwise specified in the definition of Net Book Value.  Seller and Buyer shall furnish or cause to be furnished to the Independent Accounting Firm and to the other Party such work papers and other documents and information relating to the disputed issues as the Independent Accounting Firm may reasonably request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed issues and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered by the Independent Accounting Firm to both Seller and Buyer, shall be final, binding and conclusive on the Parties and shall be used in the calculation of the Closing Net Book Value or the determination of the Allocation, as the case may be, and Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accounting Firm for each such determination.  The Parties shall request, in connection with the engagement of the Independent Accounting Firm, that such firm shall issue the notice of its determination within 30 days after all information has been supplied to the Independent Accounting Firm.

(vi) Upon the binding and conclusive determination of the Closing Net Book Value, the Purchase Price shall be adjusted on a dollar-for-dollar basis as follows:

(a) In the event that the Closing Net Book Value exceeds the Target Net Book Value, Buyer shall pay to Seller an amount equal to the amount by which the Closing Net Book Value exceeds the Target Net Book Value.

(b) In the event that the Closing Net Book Value is less than the Target Net Book Value, Seller shall pay to Buyer an amount equal to the amount by which the Closing Net Book Value is less than the Target Net Book Value.

Any payment due from Seller as provided above shall first be made as a payment to Buyer from the Escrow Account in accordance with the terms of the Escrow Agreement and, to the extent that the amount of such payment exceeds the Escrow Amount plus any interest accrued thereon, Seller shall pay such excess to Buyer.  Such payment by Seller and any payments hereunder from Buyer shall be made within three (3) Business Days following the final determination of the adjustment to the Purchase Price as provided above.  All such payments hereunder shall be made by wire transfer of immediately available funds to an account or accounts designated by the party receiving such payment.

(vii) Upon any payment from the Escrow Account pursuant to §2(j)(v), as a result of which the Escrow Account, including accrued interest, is reduced to an amount less than $500,000, Seller will make an immediate payment to the Escrow Account in that amount equal to the amount by which $500,000 exceeds the then current balance in the Escrow Account, after giving effect to any payments made to Buyer pursuant to this §2(j).

3.            Representations and Warranties of the Seller.  The Seller represents and warrants to the Buyer that the statements contained in this §3 (which, unless otherwise expressly stated otherwise and except as the context otherwise requires, shall relate solely to the Division, the Division Subsidiaries and/or the Business) are correct and complete as of the date of this Agreement, except as set forth in the Financial Statements or in the Disclosure Schedules accompanying this Agreement and initialed by the Parties (“Disclosure Schedules”).  The Disclosure Schedules are arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3.  Where a provision calls for any disclosure in any Disclosure Schedule of any contract, document, liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if any contract, document, liability, default, breach, violation, limitation, impediment or other matter is “material,” such disclosure shall not be construed against the Seller as an assertion by the Seller that the same is, in fact, material.

(a)            Organization of the Seller.  The Seller (for the purposes of §3(a)-(c), the term “Seller” includes each of its wholly-owned Subsidiaries owning capital stock of the

Division Subsidiaries) is a corporation duly organized, validly existing, and in good standing under the laws of the state of or other jurisdiction of its incorporation.

(b)            Authorization of Transaction.  The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations according to this Agreement.  Without limiting the generality of the foregoing, all director and stockholder approval necessary for the execution, delivery, and performance of this Agreement by the Seller will be obtained prior to the Closing Date.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms.

(c)            Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement (including the bill of sale, assignments and assumptions and other agreements referred to in §2 above), shall (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any foreign or domestic government, governmental agency, or court to which any of the Seller and the Division Subsidiaries is subject or any provision of the charter or bylaws of any of the Seller and the Division Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Seller (with respect to the Business) or the Division Subsidiaries is a party or by which it is bound or to which any of its assets (other than Excluded Assets) is subject (or result in the imposition of any Security Interest upon any of the assets conveyed to the Buyer).  Neither Seller nor any Division Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or obtain any other Consent, in connection with the transfer of the stock of the Mexican Subsidiary or otherwise in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)            Title to Assets.  Division and Division Subsidiaries have good title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or reflected on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interest or restriction on transfer, except for properties and assets disposed of in the Ordinary Course of Business.  Without limiting the generality of the foregoing, Division and Division Subsidiaries have good title to, or a valid leasehold interest in, all of the Acquired Assets and, as of the Closing Date, the Acquired Assets will be free and clear of any Security Interest or restriction on transfer.  Buyer acknowledges that as of the date of this Agreement, all of Seller’s assets are subject to liens, and that at the Closing Seller shall obtain a release of all liens (other than liens related to Excluded Liabilities) to the extent that the liens relate to the Acquired Assets.

(e)            Subsidiaries.  §3(e) of the Disclosure Schedules sets forth for each Division Subsidiary (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof on the date hereof and on the Closing Date, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers. Each

Division Subsidiary is a corporation duly organized, validly existing, and in good standing (where such concept is recognized) under the laws of the jurisdiction of its incorporation or organization.  Each Division Subsidiary is duly authorized to conduct business and is in good standing (where such concept is recognized) under the laws of each jurisdiction in which it owns or leases real property except where such failure will not have a Material Adverse Effect.  Each Division Subsidiary has full power and authority and all licenses, permits, and authorizations necessary for it to carry on the business in which it is engaged and to own and use the properties owned and used by it except where such failure will not have a Material Adverse Effect.  Seller has delivered to Buyer correct and complete copies of the charter and bylaws of each Division Subsidiary (as amended to date). All of the issued and outstanding shares of capital stock of each Division Subsidiary have been duly authorized and are validly issued, fully paid, and non-assessable.  Seller or its wholly-owned Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Division Subsidiary, and as of the Closing Date all such shares will be free and clear of any restrictions on transfer, Taxes (other the stamp taxes payable by the Buyer with respect to the transfer of the stock of the United Kingdom Subsidiary), Security Interest, claims, and demands other than any of the foregoing which will be removed as of the Closing Date.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of Seller or any Division Subsidiary to sell, transfer, or otherwise dispose of any capital stock of any Division Subsidiary or that could require any Division Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock (in each case other than this Agreement).  There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Division Subsidiary other than annual bonuses to executives and commissions earned and payable to Monica Gonzalez Greer after March 31, 2010, all of which are entered into in the Ordinary Course of Business and are listed in §3(e) of the Disclosure Schedules.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Division Subsidiary.  None of the Division Subsidiaries is in default under or in violation of any provision of its charter or bylaws where such default or violation would result in a Material Adverse Effect.  Except for Subsidiaries set forth in §3(e) of the Disclosure Schedules, with respect to the Business, neither Seller nor any Division Subsidiary controls directly or indirectly or has any direct or indirect equity participation in any Person which is not a Division Subsidiary.  No Division Subsidiary owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.  Except for the Mexican Subsidiary and the UK Subsidiary and the Subsidiaries of the UK Subsidiary, Seller does not control or have any direct or indirect equity participation in any Person which is engaged or participates in any manner in, or owns, leases or controls assets used in, the Business, other than ownership by its wholly-owned subsidiaries of the stock of Division Subsidiaries.

(f)            Financial Statements.

(i)            Set forth in §3(f) of the Disclosure Schedules are the following financial statements (collectively, the “Seller Financial Statements,” and, together with the Mexican Subsidiary Financial Statements and the UK Subsidiary Financial Statements, the “Financial Statements”):

(A)            consolidated balance sheet and statement of income, changes in stockholders’ equity, and cash flows, together with the notes thereto, as of and for the fiscal year ended December 31, 2009 (the “Most Recent Fiscal Year End Financial Statements” or the “2009 Financial Statements”) for Seller, which have been audited by BDO.

(B)            Seller’s unaudited consolidated balance sheet and statement of income for the three months ended March 31, 2010.

(ii)            The Seller Financial Statements present and reflect the financial condition of Seller as of the balance sheet dates and the results of operations of Seller for the periods then ended in accordance with GAAP.  The Seller Financial Statements are consistent with the books and records of Seller (which books and records are correct and complete in all material respects); provided, that the interim financial statements are subject to year-end adjustments and the unaudited financial statements do not include notes to financial statements.

(iii)            Also set forth in §3(f) of the Disclosure Schedules are the following financial statements (collectively, the “Mexican Subsidiary Financial Statements”):

(A)            The balance sheet and statement of income of the Mexican Subsidiary for the fiscal year ended December 31, 2009 for the Mexican Subsidiary, which have been audited by BDO Hernandez Marrón y Cia., S. C., independent registered public accounting firm.

(B)            The unaudited balance sheet and statement of income of the Mexican Subsidiary for the three months ended March 31, 2010.

(iv)            The Mexican Subsidiary Financial Statements present and reflect the financial condition of the Mexican Subsidiary as of the balance sheet dates and the results of operations of the Mexican Subsidiary for the periods then ended in accordance with Mexican GAAP.  The Mexican Subsidiary Financial Statements are consistent with the books and records of the Mexican Subsidiary (which books and records are correct and complete in all material respects); provided that the interim financial statements are subject to year-end adjustments and the Mexican Subsidiary Financial Statements do not include notes to financial statements.

(v) Also set forth in §3(f) of the Disclosure Schedule are the balance sheet and statement of income of the UK Subsidiary for the fiscal year ended December 31, 2009, which have been audited by BDO LLP, independent registered public accounting firm (collectively, the “UK Subsidiary Financial Statements”).

(vi) The UK Subsidiary Financial Statements present and reflect the financial condition of the UK Subsidiary as of the balance sheet dates and the results of operations of the UK Subsidiary for the periods then ended in accordance with United Kingdom GAAP.  The UK Subsidiary Financial Statements are consistent with the books and records of the UK Subsidiary (which books and records are correct and complete in all material respects).

(g)            Events Subsequent to 2009 Financial Statements.  Except as otherwise provided in §3(g) of the Disclosure Schedule and the Financial Statements, since the Most Recent Balance Sheet Date, there has not been any Material Adverse Change.  Without limiting the generality of the foregoing and only with respect to Acquired Assets or Assumed Liabilities, unless the context otherwise requires:

(i) neither Division nor any Division Subsidiary has sold, leased, transferred, or assigned any of its assets, tangible or intangible, for more than $100,000.00 other than in the Ordinary Course of Business;

(ii) neither Division nor any Division Subsidiary has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $100,000.00 or outside the Ordinary Course of Business;

(iii) no party (including Division and any Division Subsidiary) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Seller is a party or by which any of them is bound that relates to the Business, other than in the Ordinary Course of Business;

(iv) neither Division nor any Division Subsidiary has granted or imposed any Security Interest upon any of its assets, tangible or intangible, other than those that will be discharged at the Closing;

(v) neither Division nor any Division Subsidiary has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside of the Ordinary Course of Business, other than to Seller;

(vi) neither Division nor any Division Subsidiary has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $100,000.00 singly or in the aggregate, other than any of the foregoing that will be discharged at the Closing;

(vii) neither Division nor any Division Subsidiary has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $100,000.00 or outside the Ordinary Course of Business;

(viii) neither Division nor any Division Subsidiary has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property other than in the Ordinary Course of Business;

(ix) there has been no change made or authorized in the charter or bylaws of any Division Subsidiary;

(x) no Division Subsidiary has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xi) no Division Subsidiary has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, other than payments to Seller;

(xii) neither Division nor any Division Subsidiary has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(xiii) neither Division nor any Division Subsidiary has made any loan to, or entered into any other transaction with, any of the directors, officers, and employees of Seller and its Subsidiaries (including the Division Subsidiaries) outside the Ordinary Course of Business;

(xiv) neither Division nor any Division Subsidiary has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, other than employment contracts in the Ordinary Course of Business;

(xv) except for (i) a three percent (3%) increase in the base salary of employees other than employees of the Mexican Subsidiary and a four percent (4%) increase in base salary of employees of the Mexican Subsidiary who are not covered by a collective bargaining agreement, approved by the Board of Directors in the Ordinary Course of Business, (ii) a payment of $275,000 to the Seller’s chief executive officer; (iii) a $20,000 payment to the Seller’s chief financial officer, and (iv) a $50,000 payment to the Seller’s secretary, neither Division nor any Division Subsidiary has granted any increase in the base compensation of any of the directors, officers, and employees of Seller (with respect to the Business or Division Subsidiaries) outside the Ordinary Course of Business, it being understood that (A) with respect to clause (i), the accrual only relates to compensation accrued to the Closing Date and (B) clauses (ii), (iii) and (iv) are conditioned on the completion of the transaction contemplated by this Agreement and are Excluded Liabilities and not Assumed Liabilities;

(xvi) neither Division nor any Division Subsidiary has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of the directors, officers, and employees of Seller and its Subsidiaries (including Division Subsidiaries) (or taken any such action with respect to any other Employee Benefit Plan) except as set forth is §3(g)(xv) of this Agreement or §3(g)(xv) of the Disclosure Schedules;

(xvii) except as set forth in §(g)(xv) or (xvi) or §3(g)(xv) or §3(g)(xvi) of the Disclosure Schedules, neither Division nor any Division Subsidiary has made any other change in employment terms for any of the directors, officers, and employees of Seller and its Subsidiaries (including Division Subsidiaries) outside the Ordinary Course of Business;

(xviii) neither Division nor any Division Subsidiary has made or pledged to make any charitable or other contribution outside the Ordinary Course of Business;

(xix) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Division or any Division Subsidiary which would result in a Material Adverse Effect;

(xx) except for certain intercompany loans between Seller and the Division Subsidiaries, none of which is included in the Acquired Assets or Assumed Liabilities, neither Division nor any Division Subsidiary has made any loans or advances of money to employees of the Division or Division Subsidiary, or to non-employees other than in the Ordinary Course of Business;

(xxi) neither Division nor any Division Subsidiary has disclosed any Confidential Information other than pursuant to an appropriate confidentiality agreement; and

(xxii) none of Division and Division Subsidiaries has committed to any of the foregoing.

(h)            Undisclosed Liabilities.  Neither Division nor any Division Subsidiary has any Liability (and to Seller’s Knowledge there is no Threat of any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any such Liability), except for (i) Liabilities reflected in the 2009 Financial Statements and the Disclosure Schedules, (ii) Liabilities which have arisen after December 31, 2009 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract (other than a warranty claim in the Ordinary Course of Business), tort, infringement, or violation of law.

(i)            Legal Compliance.  Each of Division and Division Subsidiaries, and their respective predecessors and Affiliates has complied in all material aspects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against either of them alleging any failure so to comply.

(j)            Tax Matters.

(i) Each of Division and Division Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Seller with respect to Division or a Division Subsidiary (whether or not shown on any Tax Return) have been paid or accrued on the 2009 Financial Statements.  Neither Division nor any Division Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return, except as set forth in §3(j)(i) of the Disclosure Schedules.  Since December 31, 2007, no claim has been made by an authority in a jurisdiction where Division or any Division Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Division or any Division Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Each of Division and Division Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employees, and all required Forms W-2 and 1099 have been properly completed and timely filed.

(iii) Neither Division nor any Division Subsidiary has any Knowledge of any notice by any authority of an intention to assess any additional Taxes with respect to Division or any Division Subsidiary for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Division or any Division Subsidiary either (A) claimed or raised by any authority in writing or (B) as to which Division or any Division Subsidiary has Knowledge based upon personal contact with any agent of such authority. §3(j) of the Disclosure Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to Division or any Division Subsidiary for taxable periods ended on or after December 31, 2007, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer with respect to each Division Subsidiary, correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Division or any Division Subsidiary since December 31, 2007.

(iv) Neither Division nor any Division Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) Each Affiliated Group of which Seller or any Division Subsidiary is or has been a member (a “Seller Affiliated Group”) has timely filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by any Seller Affiliated Group (whether or not shown or required to be shown on any Tax Return) have been paid or accrued.

(vi) The Mexican Tax Credit can be applied to reduce the Mexican Subsidiary’s income tax and/or VAT obligations for 2010 and subsequent periods, based on the amount of such income tax or VAT overpayments made by the Mexican Subsidiary, expressed in Mexican pesos, in the respective amounts set forth in §3(j)(vi) of the Disclosure Schedules.

(k)            Real Property.

(i) Neither Seller nor any Division Subsidiary owns any real property other than the Owned Real Property.  §3(k)(i) of the Disclosure Schedules sets forth the address and description of each parcel of Owned Real Property.  With respect to the Mexican Facility:

(A) The Mexican Subsidiary has good title to the Mexican Facility, free and clear of all liens and encumbrances, except Permitted Encumbrances;

(B) except as set forth in §3(k)(i)(B) of the Disclosure Schedules, neither Division nor any Division Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii) §3(k)(ii) of the Disclosure Schedules sets forth the address of each parcel of Leased Real Property, the amount of the Security Deposit and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document).  Seller has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease.  Except as set forth in §3(k)(ii) of the Disclosure Schedules, with respect to each of the Leases:

(A) such Lease is legal, valid, binding, enforceable and in full force and effect as to Seller and Division Subsidiary and, to Seller’s written Knowledge, as to the other parties thereto;

(B) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents are obtained), shall not result in a breach of or default under such Lease, and shall not otherwise cause such Lease to cease to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

(C) neither Division’s nor any Division Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease between Division or any Division Subsidiary, on the one hand, and the other party to the lease, on the other hand;

(D) neither Division, nor any Division Subsidiary, nor to Seller’s written Knowledge, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; provided, that no representation or warranty is given with respect to any agreements which any party to the lease other than Seller and Division Subsidiaries has with any third party;

(E) no Security Deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(F) neither Division nor any Division Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease pursuant to any agreement in effect on the Closing Date;

(G) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Division or any Division Subsidiary;

(H) neither Division nor any Division Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof except to the extent a portion of the Mexican Facility will be occupied by SPD pursuant to the Transition Services Agreement; and

(I) neither Division nor any Division Subsidiary has collaterally assigned or granted any other Security Interest in such Lease or any interest therein which will not be terminated at Closing.

(iii) The Owned Real Property identified in §3(k)(i) of the Disclosure Schedules, the Leased Real Property identified in §3(k)(ii) of the Disclosure Schedules (collectively, the “Real Property”) and the Syosset Lease comprise all of the real property used in the Business; and neither Division nor any Division Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(iv) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems; sewer, storm and waste water systems, irrigation and other water distribution systems; parking facilities; fire protection, security and surveillance systems, and telecommunications, computer wiring, and cable installations, included in the Real Property (the “Improvements”) are in good condition, ordinary wear and tear excepted, and working order sufficient for the operation of the Business; provided that the Owned Real Property is presented to and accepted by Buyer “as is, where is” and is subject to Buyer’s inspection and evaluation.

(v)  To Seller’s Knowledge, there is no condemnation, expropriation or other proceeding in eminent domain, pending or Threatened, affecting any parcel of Owned Real Property or any material portion thereof or material interest therein.  There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or to Seller’s Knowledge Threatened, relating to the ownership, lease, use or occupancy of the Owned Real Property or any portion thereof, or the operation of Division’s or Division Subsidiaries’ business as currently conducted thereon; provided, however, that no representation is made as to any of the foregoing to the extent that a party to the Lease other than Seller or any Division Subsidiary is subject to any such event or condition.

(vi) To Seller’s Knowledge, the Owned Real Property is in compliance in all material respects with all applicable foreign building, zoning, subdivision, health and safety and other land use laws, and affecting the Owned Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Owned Real Property and operation of the Mexican Subsidiary’s business thereon does not violate any Real Property Laws in any material respect.  Neither Seller, Division, nor any Division Subsidiary has received any notice of violation of any Real Property Law.

(vii) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of Division’s and Division Subsidiaries’ business as currently conducted thereon; provided that such systems are presented to and accepted by Buyer “as is, where is” and are subject to Buyer’s inspection and evaluation.

(viii) To Seller’s Knowledge, all certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, board of fire underwriters, association or any other entity having jurisdiction over the Owned Real Property, which are required to use or occupy the Owned Real Property or operate the Mexican Subsidiary’s business as currently conducted thereon, have been issued and are in full force and effect. §3(k)(viii) of the Disclosure Schedules lists all material Real Property Permits held by the Mexican Subsidiary with respect to each parcel of Owned Real Property. Seller has delivered to Buyer a true and complete copy of all Real Property Permits.  Neither Seller, Division nor any Division Subsidiary has received any notice from any governmental authority or other entity having jurisdiction over the Owned Real Property Threatening a suspension, revocation, modification or cancellation of any Real Property Permit and to Division’s or Seller’s written Knowledge there is no reason for the issuance of any such notice or the taking of any such action.  The Real Property Permits remain the property of the Mexican Subsidiary without the consent or approval of any governmental authority or other entity.  No disclosure, filing or other action by Division or any Division Subsidiary is required in connection with the transfer of the stock of the Mexican Subsidiary, and Buyer shall not be required to assume any additional liabilities or obligations under the Real Property Permits as a result of such transfer.

(ix) The current use and occupancy of the Owned Real Property and the operation of Division’s and the Mexican Subsidiary’s business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement to which the Mexican Subsidiary is a party affecting such Owned Real Property (the “Encumbrance Documents”).  To Seller’s Knowledge, neither Seller nor any Division Subsidiary has received any notice of violation of any Encumbrance Documents, and to the Knowledge of Seller there is no reason for the issuance of any such notice or the taking of any action for such violation.

(l)            Intellectual Property.

(i) As set forth in §3(l)(iii) of the Disclosure Schedules, each of Division and Division Subsidiaries owns and possesses or has the right to use (and, where there is a written license, sublicense, agreement, or permission, the same is valid and enforceable as to Division or Division Subsidiary and to their written Knowledge, any other party thereto, all Intellectual Property necessary for the operation of their businesses as presently conducted.  Each item of Intellectual Property owned or used by Division or any Division Subsidiary immediately prior to the Closing shall be owned or available for use by the Buyer or the Division Subsidiary on identical terms and conditions immediately subsequent to the Closing.  To Seller’s Knowledge, each of Division and Division Subsidiaries has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.  No representation or warranty is made as to any software use licenses relating to generally available software or as to whether additional licenses are required if the number of users with access to the software is increased.

(ii) Except as otherwise set forth in §3(l)(ii) of the Disclosure Schedules, neither Division nor any Division Subsidiary has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller nor any Division Subsidiary has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Division or any Division Subsidiary must license or refrain from using any Intellectual Property rights of any third party).  To the Knowledge of Seller and its Division Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Division or any Division Subsidiary.

(iii) §3(l)(iii) of the Disclosure Schedules identifies each patent or registration which has been issued to Seller or the Division  Subsidiaries relating to Division or any Division Subsidiary with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Seller has made with respect to any of its Intellectual Property relating to Division or any Division Subsidiary, and identifies each license, sublicense, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions) relating to Division or any Division Subsidiary.  Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.  §3(l)(iii) of the Disclosure Schedules also identifies each material unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 per software use license) and each material unregistered copyright used by Division or any Division Subsidiary in connection with the Business. With respect to each item of Intellectual Property required to be identified in §3(l)(iii) of the Disclosure Schedules:

(A) Division or a Division Subsidiary owns and possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction or limitation regarding use or disclosure, other than those being discharged at Closing;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or has been Threatened which challenges the legality, validity, enforceability, use, or ownership of the item, and Seller and the Division Subsidiaries have no Knowledge of any reason for the same, except as otherwise set forth in §3(l)(ii) of the Disclosure Schedules;

(D) neither Division nor any Division Subsidiary has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item other than in the Ordinary Course of Business; and

(E) no loss or expiration of the item is pending or Threatened, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Division or any Division Subsidiary, including, without limitation, a failure by Division or any Division Subsidiary to pay any required maintenance fees).

(iv) §3(l)(iv) of the Disclosure Schedules identifies each item of Intellectual Property that is material to the Business and that any third party owns and that Division or any Division Subsidiary uses pursuant to license, sublicense, agreement, or permission, other than generally available software.  Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Except as set in §3(l)(iv) of the Disclosure Schedules, with respect to each item of Intellectual Property required to be identified in §3(l)(iv) of the Disclosure Schedules:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect as against Division and Division Subsidiaries, with no representation or warranty being made as to the enforceability as to the licensor;

(B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above) in the same manner as it is enforceable by Division or Division Subsidiary prior to the Closing Date;

(C) neither Division nor any Division Subsidiary, or to the written Knowledge of Seller or any Division Subsidiary, any other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) neither Division nor any Division Subsidiary, or to the Knowledge of Seller or any Division Subsidiary, any other party to the license, sublicense, agreement, or permission, has repudiated in writing any provision thereof;

(E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license to the Seller’s written Knowledge;

(F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G) to the Knowledge of Seller and the Division Subsidiaries, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or has been Threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(H) neither Division nor any Division Subsidiary has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(v) To the Knowledge of Seller and its Division Subsidiaries: (A) neither Division nor any Division Subsidiary has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its Business as conducted through the Closing Date; (B) there is no Threat of any of the foregoing; and (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received by Seller or any Division Subsidiary.

(vi) To the Knowledge of Seller and the Division Subsidiaries, Division and Division Subsidiaries have taken all necessary action to maintain and protect all of the Intellectual Property of Division and Division Subsidiaries and will continue to maintain and protect all of the Intellectual Property of Division and Division Subsidiaries prior to Closing so as not to materially adversely affect the validity or enforceability thereof.

(m)            Tangible Assets.  Division and Division Subsidiaries own or lease all machinery, equipment, and other tangible assets used in the conduct of the Business as presently conducted.  Such tangible assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), to enable Division and Division Subsidiaries to conduct the Business.

(n)            Inventory.  The inventory of Division and Division Subsidiaries consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods (“Inventory”) and the value of the Inventory, net of reserves, has been determined in accordance with GAAP.  Buyer has independently reviewed the valuation and reserve methodology and, except for changes which may result from a physical count, accepts the Inventory as stated on the Division and Division Subsidiaries’ books and records.

(o)            Contracts.  §3(o) of the Disclosure Schedules lists the following contracts and other agreements to which Division or any Division Subsidiary is a party and related to the Business other than contracts that are not being assumed by Buyer.

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000.00  per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $100,000.00;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000.00 or under which it has imposed a Security Interest on any of its assets, tangible or intangible, to secure such indebtedness or obligation, or otherwise outside of the Ordinary Course of Business;

(v) any agreement currently in effect concerning confidentiality or non-competition;

(vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the current or former directors, officers, and employees of Division or Division Subsidiaries;

(vii) any collective bargaining agreement;

(viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $75,000.00 or providing severance benefits;

(ix) any agreement under which it has advanced or loaned any amount to any of the directors, officers, and employees of Seller and its Subsidiaries (including Division Subsidiaries) outside the Ordinary Course of Business;

(x) any agreement under which the consequences of a default or termination would have a Material Adverse Effect;

(xi) any Lease not included in any other section of the Disclosure Schedules;

(xii) any agreement under which Division or any Division Subsidiary has advanced or loaned any other Person amounts in the aggregate exceeding $50,000.00; or

(xiii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000.00.

Seller has delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in §3(o) of the Disclosure Schedules and a written summary setting forth the terms and conditions of each oral agreement referred to in §3(o) of the Disclosure Schedules.  With respect to each such agreement: (A) the agreement is the legal, valid and binding agreement of Seller or the Division Subsidiary parties thereto, and is in full force and effect; (B) the consummation of the transactions contemplated by this Agreement, including any assignment pursuant to the Assignment and Assumption Agreement, will not affect the legality or enforceability of such agreement; (C) neither Division nor any Division Subsidiary, nor to the written Knowledge of Seller or any Division Subsidiary any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) neither Division nor any Division Subsidiary, nor to the Knowledge of Seller or any Division Subsidiary, any other party, has repudiated in writing any provision of the agreement.

(p)            Notes and Accounts Receivable.  Except for certain amounts owed by Seller to each of the Division Subsidiaries, all notes and accounts receivable of Division and Division Subsidiaries are reflected on their books and records in accordance with GAAP, are valid receivables subject to no setoffs or counterclaims, subject only to the reserve for bad debts set forth in the 2009 Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Division and Division Subsidiaries.

(q)            Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Division or any Division Subsidiary, except as set forth in §3(q) of the Disclosure Schedules.

(r)            Insurance.  §3(r) of the Disclosure Schedules sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage) to which Division or any Division Subsidiary has been a party, a named insured, a loss payee, or otherwise the beneficiary of coverage at any time within the past three (3) years:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such current insurance policy: (A) the policy is in full force and effect; (B) the policy will continue to be in full force and effect on the same material terms until the Closing Date; (C) neither Division nor any Division Subsidiary is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) neither Division nor any Division Subsidiary has repudiated any provision thereof.  §3(r) of the Disclosure Schedules describes any self-insurance arrangements affecting any of Division and Division Subsidiaries.  A copy of each policy has been provided to Buyer.  As used in this §3(r),current insurance policies are those which are currently in force or which have expired but with respect to which claims may be made.

(s)            Litigation.  §3(s) of the Disclosure Schedules sets forth each instance in which Division or any Division Subsidiary (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Seller and the Division Subsidiaries, is Threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in §3(s) of the Disclosure Schedules would, if adversely determined against Division or any Division Subsidiary, result in any Material Adverse Change.

(t)            Product Warranty.  Each product manufactured, sold, leased, or delivered by Division or any Division Subsidiary has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties.

(u)            Product Liability.  Neither Division nor any Division Subsidiary has any material Liability, or any Knowledge of any reason for the same, arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Division or any Division Subsidiary.

(v)            Employees.

(i) §3(v)(i) of the Disclosure Schedules sets forth, for each employee of the Division or any Division Subsidiary, each of whom will be offered employment by Buyer, a true and complete list of (i) the names, titles, annual salaries and other compensations of all such employees; and (ii) range of the wage rates for non-salaried employees (by classification).

(ii) To the Knowledge of Seller and Division Subsidiaries, no executive, key employee, or group of employees listed on §3(v)(i) of the Disclosure Schedules has any plans to terminate employment with Division or any Division Subsidiary, provided such persons are offered employment on the same or better terms and conditions under which they are presently employed; (b) except as set forth in §3(v)(ii) of the Disclosure Schedules, neither Division nor any Division Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes; (c) neither Division nor any Division Subsidiary has committed any unfair labor practice; and (d) except as set forth in §3(v)(ii) of the Disclosure Schedules, neither Seller nor any Division Subsidiary has any Knowledge of any organizational effort presently being made or Threatened by or on behalf of any labor union with respect to employees of Division or any Division Subsidiary.

(iii) There are no current, pending, or Threatened union grievances, arbitrations, administrative actions, investigations, charges or trials pending before any administrative agency of either the federal government or any foreign, state or municipal government or any foreign, federal, state or municipal Department of Labor, including (without limitation), with respect to United States employees, the National Labor Relations Board (or any similar state labor relations agency or authority), or the Occupational Safety and Health Administration.

(iv) There are no pending, or Threatened compliance proceedings or investigations, before any administrative agency of either the federal government or any foreign, state or municipal government.

(v) With respect to United States employees, there are no pending or Threatened litigation(s), either filed individually, jointly or by class, in a foreign, federal, state or municipal court, of any jurisdiction whatsoever, involving any federal, state or municipal labor, employment or benefits law, including (without limitation) the National Labor Relations Act, 29 U.S.C. §§151 et seq., the Fair Labor Standards Act, 29 U.S.C. §§201 et seq., the New York State Labor Law §§650 et seq. and applicable regulations 12 NYCRR 142-2.2, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., Section 1981 through 1988 of Title 42 of the United States Code, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000(e) et seq., as amended, the Americans With Disabilities Act of 1990, 42 U.S.C. §§12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §§2601 et seq., New York State Executive Law §§290 et seq., the Administrative Code of the City of New York, §8-101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. §§701 et seq., as amended, the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. §§1161 et seq., the Occupational Safety and Health Act, 29 U.S.C. §§651 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621 et seq., the Older Workers’ Benefit Protection Act, as amended, the New York Human Rights Act, as amended, the New York Civil Rights Law, as amended, the New York Equal Pay Law, as amended, the New York Legal Activities Law, the New York State Wage and Hour Laws, the New York Worker Health and Safety Act or any other federal, state or local human rights, civil rights, wage-hour, wage-payment, pension, labor or other laws, rules and/or regulation(s).

(vi) Buyer acknowledges that the employees listed on §3(v)(vi) of the Disclosure Schedules (the “SPD Employees”) will be offered employment with Seller or a Subsidiary of Seller on or after the Closing, and the employment of the SPD Employees by a Subsidiary of Seller shall be provided for in the Transition Services Agreement.

(w)            Employee Benefits.

(i) §3(w)(i) of the Disclosure Schedules lists each Employee Benefit Plan that Division or any Division Subsidiary maintains, to which Division or any Division Subsidiary contributes or has any obligation to contribute, or with respect to which Division or any Division Subsidiary has any Liability.

(A) each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B) all required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code and other applicable laws with respect to each such Employee Benefit Plan for which such filings are required.  The requirements of COBRA and other applicable laws have been met with respect to each Employee Benefit Plan maintained by Seller or an ERISA Affiliate which is an Employee Welfare Benefit Plan subject to COBRA The requirements of COBRA or any equivalent state law have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA or any equivalent state law.

(C) all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code and other applicable laws to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due will be made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Division and Division Subsidiaries prior to the Closing Date.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D) each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been or will be timely amended for the requirements of “GUST”, an acronym for four recent tax laws that also made changes to the manner in which retirement plans are operated, and the Economic Growth and Tax Relief Reconciliation Act of 2001, and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

(E) there have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by Seller or an ERISA Affiliate. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or Threatened.  Neither Seller nor its Subsidiaries has any Knowledge of any reason for any such action, suit, proceeding, hearing, or investigation.

(F) Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(ii) With respect to each Employee Benefit Plan that any of Seller, its Subsidiaries, and any ERISA Affiliate maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any Liability or potential Liability:

(A) no such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted.

(B) there is no unfunded liability with respect to any Employee Benefit Plan relating to the employees of Division or Division Subsidiaries under applicable law with respect to such Employee Benefit Plans.

(C) neither Seller nor any Division Subsidiary has incurred or to their Knowledge, will incur, any Liability with respect to the PBGC (other than PBGC premium payments not yet due) or otherwise under Title IV of ERISA or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

(iii) Neither Seller, nor any Division Subsidiary, contributes to any Multiemployer Plan.

(iv) Neither Division nor any Division Subsidiary maintains, contributes to or has an obligation to contribute to, or has any Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of Division or any Division Subsidiary other than, with respect to United States employees of Division and Division Subsidiaries, in accordance with COBRA and, with respect to employees who are employed outside of the United States, in accordance with applicable laws and collective bargaining agreements.

(x)            Guaranties.  At the Closing Date, neither Division nor any Division Subsidiary will be a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

(y)            Environmental, Health, and Safety Matters.

(i) Division, Division Subsidiaries, and their respective predecessors and Affiliates have complied and are in compliance, in all material respects, with all applicable Environmental, Health, and Safety Requirements with respect to the Business and the Owned Real Property.

(ii) Without limiting the generality of the foregoing, each of Division and Division Subsidiaries has obtained and complied with, and is in compliance, in all material respects, with all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its Owned Real Property and the operation of its Business; a list of all such permits, licenses and other authorizations is set forth in §3(y)(ii) of the Disclosure Schedules.

(iii) Neither Division, Division Subsidiaries, nor their respective predecessors or Affiliates has received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv) None of the following exists at any property or facility owned or operated by Division or Division Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls (other than amounts that are not in violation of applicable law), or (4) landfills, surface impoundments, or disposal areas.

(v) With respect to the Real Property, neither Division, Division Subsidiaries, nor their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance (other than amounts that are not in violation of applicable law), or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vii) Neither Division, Division Subsidiaries, nor any of their respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(viii) No facts, events or conditions relating to the past or present facilities, properties or operations of Division, Division Subsidiaries, or any of their respective predecessors or Affiliates will prevent, hinder or limit continued compliance with

Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any Liability relating to onsite or offsite releases or Threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(z)            Certain Business Relationships with Division and Division Subsidiaries.  Except as set forth in §3(z) of the Disclosure Schedules, none of Seller and its Affiliates, Seller directors, officers, employees and Cheyne, and Division’s and Division Subsidiaries’ directors, officers and employees, owns any material asset, tangible or intangible, which is used in the Business.

(aa)            Customers and Suppliers.

(i) §3(aa) of the Disclosure Schedules lists the ten largest customers and ten largest suppliers of Division (on a consolidated basis) for each of the two most recent fiscal years and set forth opposite the name of each such customer and supplier the percentage of consolidated net sales and purchases, as the case may be, attributable to such customer or supplier.

(ii) Since the Most Recent Balance Sheet Date, no supplier of Division or any Division Subsidiary listed on §3(aa) of the Disclosure Schedules has indicated that it intends to stop, or materially decrease the rate of, supplying materials, products or services to Division or any Division Subsidiary, and no customer listed on §3(aa) of the Disclosure Schedules has indicated that it intends to stop, or materially decrease the rate of, buying materials, products or services from Division or any Division Subsidiary.

(bb)            Subsidiaries.

(i)           Other than the Mexican Subsidiary and the UK Subsidiary, there are no other subsidiaries of the Seller engaged in the Business, other than by reason of the ownership by wholly-owned Subsidiaries of the stock of the Division Subsidiaries.

(ii)           None of Vanderhoff Business Systems Ltd., Vanderhoff Communications Ltd., and Lero Industries Ltd. has any Liabilities as of the date hereof.

(cc)            Brokers’ Fees.  Except as set forth in §3(cc) of the Disclosure Schedules, the Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.  Division Subsidiaries do not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.  Seller shall pay all such fees and commissions to any brokers, finders or agents disclosed in §3(cc) of the Disclosure Schedules and shall indemnify and hold Buyer harmless from and against all Liability for the payment thereof.

(dd)           Set forth in §3(dd) of the Disclosure Schedules is a true and complete list of each bank or other institution in which the Mexican Subsidiary maintains a bank or financial account or safe deposit box, the numbers of each such account or safe deposit box, and the names of all individuals having check-signing or withdrawal powers with respect thereto.

(ee)           Disclosure.  The representations and warranties contained in this §3 do not contain any untrue statement of a material fact or omit to state any fact necessary in order to make the statements and information contained in this §3 (including the Financial Statements and the Disclosure Schedules) not misleading in any material respect.

4.            Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Seller that the statements contained in this §4 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4).

(a) Organization of the Buyer.  The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) Authorization of Transaction.  The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations according to this Agreement.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.  The Buyer has the available funds to pay the Purchase Price.

(c) Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.  The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers’ Fees.  Except as set forth in §4(e) of the Disclosure Schedules, the Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.  Buyer shall pay all such fees and commissions to any brokers, finders or agents disclosed in §4(d) of the Disclosure Schedules and shall indemnify and hold Seller harmless from and against all Liability for payment thereof.

5.            Omitted.

6.            Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

(a) General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below).  Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of true and correct copies of all documents, books, records (including Tax records), financial statements, tax returns, agreements, and financial data of any sort relating to Division and Division Subsidiaries (except as to SPD or Seller with respect to SPD).  In furtherance of the foregoing, Buyer shall pay or otherwise discharge the Payables so that they are not obligations of Seller.

(b) Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Division or any Division Subsidiary, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is finally determined to be entitled to indemnification therefor under §8 below); provided, however the cooperating Party shall not be required to disclose Confidential Information unless so ordered by a court or equivalent administrative entity.

(c) Transition.  Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer or supplier of Division or any Division Subsidiary from maintaining the same business relationships with Buyer and Division Subsidiaries after the Closing as it maintained with Division and Division Subsidiaries prior to the Closing.  Seller will refer all customer inquiries relating to the businesses of Division and Division Subsidiaries to Buyer from and after the Closing.

(d) Confidentiality. From and after the Closing Date, Seller and, by its execution hereof, Cheyne Capital Management (UK) LLP, a United Kingdom limited liability company (“Cheyne”), and Buyer, with respect to Confidential Information relating to SPD, each covenants and agrees, for itself and its Affiliates, and its and their respective legal representatives, successors and assigns (collectively, herein the “Receiving Parties” and individually a “Receiving Party”) that the Receiving Parties will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or Seller, as the case may be (the “Disclosing Party”), all tangible embodiments (and all copies) of the Confidential Information which are in its possession; provided, however, that the Receiving Party may retain one copy of such Confidential Information in its archives, subject to the confidentiality provisions of this §6(d).  In the event that a Receiving Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Receiving Party will notify Disclosing Party promptly of the request or requirement so that Disclosing Party may, at its cost and expense, seek an appropriate protective order or waive compliance with the provisions of this §6(d).  If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Receiving Party may disclose the Confidential Information to the tribunal; provided, however, that the Receiving Party shall use its commercially reasonable efforts to obtain, at the reasonable request and at the cost of Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Disclosing Party shall designate.

(e) Covenant Not to Compete.  For a period of five years from and after the Closing Date (the “Non-Competition Period”), neither Seller nor, by his execution hereof, Edward B. Kornfeld will (i) engage directly or indirectly in any business that Division or any Division Subsidiary conducts as of the Closing Date, (ii) solicit business from any customer or prospective customer of Division or any Division Subsidiary for products which compete with the products sold by Division and Division Subsidiaries prior to the Closing Date, or (iii) solicit for employment or employ any employee of the Mexican Subsidiary or the UK Subsidiary on the Closing Date or during the six (6) months prior thereto (except if such employee has already left the employ of the UK Subsidiary or the Mexican Subsidiary for three (3) months or more), other than in response to general advertisements for employees that are not directed at employees of the Mexican Subsidiary or the UK Subsidiary, or (iv) engage in any practice the purpose or effect of which is to evade the provisions of these covenants; provided, however, that no owner of less than 3% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this §6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f) Employment Matters.  Except for employees listed on §3(v)(i) of the Disclosure Schedules, none of whom are SPD Employees, Buyer shall have no obligation to offer employment to, or employ, any employees of Seller or any Division Subsidiary.  Seller agrees to assist Buyer in making offers of employment to such employees, if necessary, and in encouraging them to continue in the employ of the Mexican Subsidiary or the UK Subsidiary, as the case may be, or Buyer (with respect to employees of Seller who are named on §3(v)(i) of the Disclosure Schedules who are not employed by a Division Subsidiary) provided that the offered compensation to each employee is at least as favorable as those provided to such employee by

Division and the Division Subsidiaries prior to the Closing Date, the offered benefits are the same as those offered by Buyer to its employees generally and in accordance with applicable laws and with respect to the Mexican Subsidiary, in accordance with collective bargaining agreements, and the employee is not required to relocate.  In this connection, Buyer shall provide Seller with any information which the employees may reasonably request concerning Buyer, its business and the terms of employment.

(g)           Further Assurances.  Each of the Parties agrees, at the sole cost and expense of the requesting Party, to execute and deliver such other documents and to take such other actions as the other may reasonably request in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

7.            Omitted.

8.            Remedies for Breaches of this Agreement.

(a) Survival of Representations and Warranties.  All of the representations and warranties of Seller contained in §3(f)-(i), §3(k)-(x), §3(z)-(aa) and §3(dd)-(ee) of this Agreement shall survive the Closing (except with respect to any misrepresentation or breach of warranty of which Buyer had Knowledge, but without any duty to investigate, at the time of Closing as to which such representations and warranties, to the extent of such Knowledge, shall terminate at the Closing), and continue in full force and effect for a period of fifteen (15) months thereafter.  All of the other representations and warranties of Buyer and Seller contained in this Agreement (including the representations and warranties of Seller contained in §3(a)-(e), §3(j), §3(y), §3(bb) and §3(cc) hereof and the representations and warranties of Buyer contained in §4(d)) shall survive the Closing (except with respect to any misrepresentation or breach of warranty, other than those contained in §3(a)-(e), §3(j), §3(y) and §3(bb) and §4(d), of which the damaged party had Knowledge, but without any duty to investigate, at the time of Closing as to which such representations and warranties, to the extent of such Knowledge, shall terminate at Closing), and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers); provided, however, that any expiration shall not terminate or limit in any manner whatsoever any liabilities any Person has or may have hereunder for fraud.  Notwithstanding the time limits set forth above, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this §8(a) shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if notice of the inaccuracy or breach thereof giving rise to the right to the indemnity claim shall have been given in reasonable detail specifying the nature of the breach and the warranty or covenant which is alleged to have been breached, to the party against whom such indemnity may be sought prior to such time and such notice was delivered in accordance with the procedures described in §8(b), provided that any such covenant, agreement, representation or warranty shall survive until, and only for the purposes of, the resolution of such claim.  The covenants, agreements, representations and warranties of Seller and the rights and remedies that may be exercised by Buyer shall not be limited, diminished, or otherwise affected by or as a result of any information that may have been provided by, any investigation or examination that may have been made by, or any knowledge of, Buyer or any other party on behalf of Buyer it being understood and agreed that (i) all representations, warranties and covenants are qualified by information contained in the Disclosure Schedules and the Financial Statements and (ii) all representations, warranties and covenants other than the representations and warranties contained in §3(a)-(e), §3(j), §3(y), §3(bb) and §3(cc), are qualified by Knowledge of the Buyer, but without any duty to investigate and such representations, warranties and covenants shall, to the extent of such qualification, terminate at the Closing and shall not be the basis of any claim for indemnity or any other action.

(b) Indemnification.

(i) Seller’s Indemnification Obligations.  On and after the Closing Date, subject to the provisions of §8(a) and §8(f), Seller hereby agrees to indemnify, defend and hold Buyer and its Affiliates and each of their respective directors, officers, stockholders, attorneys and employees (collectively, the “Buyer Indemnified Parties”), harmless from and against and in respect of any and all claims, actions, suits, proceedings, losses, injuries, damages, judgments, liabilities, costs, expenses including reasonable attorneys’ fees and disbursements (collectively, “Adverse Consequences”) imposed on, sustained, incurred or suffered by or asserted against them directly or indirectly, but only in respect of:

(A) any breach of Seller’s representations and warranties, including representations and warranties of Seller in this Agreement, the Transition Services Agreement or any other agreement executed pursuant hereto or any certificate delivered by Seller pursuant to this Agreement or any such agreement, any such claim to be made by any Buyer Indemnified Party within the period of survivability set forth in §8(a);

(B) any failure by Seller to perform or otherwise fulfill any of the agreements, covenants, obligations or undertakings under this Agreement, the Transition Services Agreement or any other agreement executed pursuant hereto, or under any document delivered by Seller pursuant to this Agreement or any such agreement; and

(C) all Liabilities which are not Assumed Liabilities (including any Liability of Seller that is not an Assumed Liability but becomes a liability of Buyer by operation of law on or after the Closing Date) or any obligation or liability of the Seller related to the Excluded Assets and Seller’s failure to pay and discharge any such Liability or any claim or cause of action by any party against the Buyer Indemnified Parties with respect to such Liability;

provided, however, that Seller shall not have any obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of (i) any single representation or warranty of Seller unless Buyer has suffered Adverse Consequences with respect to that representation or warranty in excess of $5,000, or (ii) any representation or warranty of Seller contained in §3(f)-(i), §3(k)-(x), §3(z)-(aa) and §3(dd)-(ee) above until Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $100,000 aggregate threshold (at which point Seller will be obligated to indemnify Buyer from and against all such Adverse Consequences relating back to the first dollar).  In no event shall Seller’s maximum indemnification liability with respect to breach of representations and warranties pursuant to §3 exceed $1,750,000; provided that, with respect to the representations and warranties contained in

§3(a)-(e), §3(j), §3(y), §3(bb) and §3(cc), and/or any claim or suit based on fraud, there shall be no limitation on Seller’s indemnification liability, subject to §8(f).  Notwithstanding the foregoing, Adverse Consequences resulting from, arising out of or caused by the breach of any representations, warranties or covenants contained in Section 5(a), (b) or (c) of the Transition Services Agreement will not be subject to any of the limitations contained in this proviso.

(ii) Buyer’s Indemnification Obligations.  On and after the Closing Date, subject to the provisions of §8(a) and §8(f), Buyer hereby agrees to indemnify, defend and hold harmless Seller, and its Affiliates and their respective directors, officers, stockholders, attorneys and employees (collectively, the “Seller Indemnified Parties”) from and against and in respect of any and all Adverse Consequences imposed on, sustained, incurred or suffered by or asserted against them, directly or indirectly, in respect of, but only in respect of:

(A) any breach of Buyer’s representations and warranties, including representations and warranties of Buyer contained in this Agreement, the Transition Services Agreement or any other agreement executed pursuant hereto, or in any certificate delivered by Buyer pursuant to the terms of this Agreement or such agreement, any such claim to be made by a Seller Indemnified Party within the period of survivability set forth in §8(a);

(B) Buyer’s failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings under this Agreement, the Transition Services Agreement or any other agreement executed pursuant hereto, or under any document delivered by Buyer pursuant to this Agreement or any such agreement;

(C) the Assumed Liabilities and failure to pay and discharge when due any Assumed Liability, or any claim or cause of action by any party against such indemnities with respect to the Assumed Liability;

(D) Buyer’s creation, ownership, use or possession of the Acquired Assets after the Closing Date; and

(E) Buyer’s operation of the Business following the Closing Date;

provided, however, that Buyer shall not have any obligation to indemnify Seller from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of (i) any single representation or warranty of Buyer unless Seller has suffered Adverse Consequences with respect to that representation or warranty in excess of $5,000, or (ii) any representation or warranty of Buyer (other than §4(d)) until Seller has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $100,000 aggregate threshold (at which point Buyer will be obligated to indemnify Seller from and against all such Adverse Consequences relating back to the first dollar).  In no event shall Buyer’s maximum indemnification liability with respect to breach of representations and warranties pursuant to §4 exceed $1,750,000; provided that, with respect to the representations and warranties contained in §4(d), and/or any claim or suit based on fraud or Buyer’s failure to pay or otherwise discharge the Assumed Liabilities, there shall be no limitation on Buyer’s indemnification liability.  Notwithstanding the foregoing, Adverse Consequences resulting from, arising out of or caused by the breach of any representations, warranties or covenants contained in Section 5 of the Transition Services Agreement will not be subject to any of the limitations contained in this proviso.

(c) Procedures; No Waiver.

(i) Procedures.  The party or parties seeking indemnification under §8(b) (the “Indemnified Party”) agrees to give prompt written notice (a “Claim Notice”) to the party or parties against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under §8(b); provided, however, that the failure to give such notice shall not affect the Indemnified Party’s rights hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.  It is acknowledged that a Claim Notice may be issued in respect of Adverse Consequences actually incurred on or prior to the date thereof, as well as Adverse Consequences that the Indemnified Party could reasonably be expected to incur based on the information known to the Indemnified Party as of the date thereof, but no payment shall be made until such Adverse Consequences are actually incurred.  The Claim Notice shall state with reasonable specificity the circumstances giving rise to the claim, the provisions of this Agreement which are alleged to have been breached, and the amount of Adverse Consequences (or an estimate thereof) and make a request for any payment then believed due.  A Claim Notice shall be conclusive against the Indemnifying Party in all respects twenty (20) Business Days after receipt by the Indemnifying Party unless, within such period, the Indemnifying Party sends the Indemnified Party a notice disputing any statements or assertions in the Claim Notice or reasonably requesting additional information to the Escrow Agent and the Indemnified Party, as provided in the Escrow Agreement (a “Claim Dispute Notice”).  Any Claim Dispute Notice shall describe the basis for such objection and the amount of the claim that the Indemnifying Party does not believe should be subject to indemnification.  Upon receipt of any Claim Dispute Notice, the Indemnified Party and Indemnifying Party shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the dispute, including supplying additional information as reasonably requested, within the next thirty (30) days.  If a resolution is not reached within such thirty (30) day period, either party may commence a suit, action or proceeding pursuant to the procedures set forth in §10(o).

(ii) The Indemnifying Party will have the right to control the defense of any third party suit, action or proceeding (a “Third Party Claim”) against the Indemnified Party with counsel of its choice reasonably satisfactory to the Indemnified Party (it being agreed by both Parties that if Seller is the Indemnifying Party it may select KatskyKorins LLP as counsel and if Buyer is the Indemnifying Party it may select Meltzer, Lippe, Goldstein & Breitstone, LLP as counsel)  and the Indemnifying Party shall pay all fees and expenses related to such counsel, provided, if there are multiple Indemnified Parties, the Indemnifying Party will only be required to pay the fees and expenses of one counsel, so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will defend the Indemnified Party as required hereunder, (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief or the Third Party Claim seeks an injunction or other equitable relief which, if granted to the third party, in the reasonable judgment of the Indemnified Party, would either (x) significantly prevent the Indemnified Party from conducting its business or (y) which injunctive relief would result in Adverse Consequences of not less than $1,000,000.00 to the business of the Indemnified Party, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with §8(c)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that if the defendants in any Third Party Claim include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded, based on the advice of its counsel, that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, the Indemnified Party may employ separate counsel and the Indemnifying Party shall pay all fees and expenses related to such counsel, provided, if there are multiple Indemnified Parties, the Indemnifying Party will only be required to pay the fees and expenses of one such counsel, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably unless such settlement imposes no liability on the Indemnified Party).

(iv) In the event any of the conditions in §8(c)(ii)(A), (B) or (C) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in a manner which a non-affiliated third party would find to be reasonable (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this §8.

(d) Deemed Adjustments.  All indemnification payments under this §8 shall be deemed adjustments to the Purchase Price.

(e) Recoupment Against Escrow Agreement.  Any indemnification to which Buyer is entitled under this §8 as a consequence of any Adverse Consequences it may suffer shall first be made as a payment to Buyer from the Escrow Account in accordance with the terms of the Escrow Agreement and, to the extent that the aggregate amount of such payments exceeds the Escrow Amount plus any interest accrued thereon, Seller shall pay such excess to Buyer.

(f) Other Indemnification Provisions.  The Parties acknowledge and agree that, except for (i) claims seeking equitable relief (including injunctive relief or equitable relief which, if granted, in the reasonable judgment of the Party against whom such claims are made, would either (x) significantly prevent such Party from conducting its business or (y) which injunctive relief would result in Adverse Consequences of not less than $1,000,000.00 to the business of such Party), and (ii) claims made after the Closing Date based upon fraud on the part of a Party, (A) the indemnification provisions contained in this §8 (including all obligations with respect to any covenants contained in this Agreement) shall be the sole and exclusive remedies of the Parties for any liability arising from any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party or its Affiliates, as applicable, to perform and comply with any covenants and agreements in this Agreement, and (B) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained in this Agreement shall give rise to any right on the part of either of the Parties after the Closing to rescind this Agreement or any of the transactions contemplated hereby (unless such breach of any representation, warranty, covenant or agreement is a result of such Party’s fraud).

Any payment made by an Indemnifying Party with respect to a liability shall be net of any insurance proceeds recovered by the applicable Indemnified Party in respect of such liability. In the event that an insurance recovery is received by an Indemnified Party with respect to any liability for which such Indemnified Party has previously been indemnified hereunder, then such Indemnified Party shall promptly make a refund to the Indemnifying Parties in an amount equal to the lesser of (i) the total amount of such insurance recovery (net of reasonable collection expenses), and (ii) the amount previously paid by the Indemnifying Parties to the applicable Indemnified Party as indemnification for such liability.

No Party hereto shall have any liability under any provision of this Agreement, any related agreement or otherwise for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity, including, without limitation, any such damages relating to the breach or alleged breach of this Agreement, any related agreement or any Exhibit, Schedule, certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated herein, except in the case of indemnification for third party claims or fraud on the part of such Party. No Party shall have any liability for any inaccuracy in or breach of any representation, warranty or agreement of such Party, except with respect to the representations and warranties contained in §3(a)-(e), §3(j), §3(y), §3(bb), §3(cc) and §4(d), if the other Party had Knowledge, but without any duty to investigate, on or before the Closing Date of the facts as a result of which such representation, warranty or agreement was inaccurate or was breached.

In entering into this Agreement, Buyer agrees that none of the following shall be deemed to constitute a representation or warranty of the Seller, its Affiliates or their respective representatives: (i) any financial projection or forecast relating to the Business or the Seller; and (ii) any oral or written information presented to Buyer during any management presentation, including any question and answer session pursuant thereto.

9.            Omitted.

10.          Miscellaneous.

(a) Press Releases and Public Announcements.  No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement  without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Party prior to making the disclosure).

(b) No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to Buyer’s Assignee, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

(e) Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile) or PDF (portable document format) signatures, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) one business day after delivery to a reputable overnight courier service which provides evidence of delivery or attempted delivery (charges prepaid), (ii) upon acknowledgement of receipt by the recipient by facsimile transmission or electronic mail, or (iii) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Porta Systems Corp. 6851 Jericho Turnpike	Copy to:	Katsky Korins LLP 605 Third Avenue

	Syosset, New York 11791 Attn; Edward B. Kornfeld Facsimile: 516-682-4655		New York, NY 10158-0038 Attn: Warren H. Esanu, Esq. Facsimile: 212-953-6899
If to Buyer:	Tii Network Technologies, Inc. 141 Rodeo Drive Edgewood, New York 11717 Attn: Kenneth A. Paladino Facsimile: 631-789-5063	Copy to:	Meltzer, Lippe, Goldstein & Breitstone, LLP 190 Willis Avenue Mineola, New York 11501 Attn: Ira R. Halperin, Esq. Facsimile: 516-747-0653

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i) Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, or breach of warranty or covenant.

(j) Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, that in the event that the payment of the Purchase Price or the transfer of the Assigned Assets and assumption of the Assigned Liabilities is not enforceable, this Agreement shall automatically terminate with no party having any obligation to the other.

(k) Expenses.  Each of Buyer and Seller will bear its own costs and expenses, including, in the case of Seller, the costs and expenses of Division and Division Subsidiaries (including fees and expenses) its lawyers, accountants, investment bankers, consultants and other advisors, incurred in connection with this Agreement and the transactions contemplated hereby.  Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and the Parties, at their own expense, will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(l) Construction; Burden of Proof.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” or “includes” shall mean including or includes without limitation.  The use of the terms “hereunder”, “hereof”, “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement.  Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedules identify the exception with reasonable particularity and describes the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.  In any dispute between the Parties where one Party claims that the other Party has Knowledge of any facts, condition, breach or misrepresentation, the claiming Party shall have the burden of proving the existence of such Knowledge; provided, that each Party shall be deemed to have Knowledge of the Disclosure Schedules and the Financial Statements.

(m) Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of §6(d) and §6(e) is not performed in accordance with its specific terms or otherwise breached, so that a Party shall be entitled to injunctive relief in the event of breaches or anticipated breaches of such provisions of this Agreement and to enforce specifically such provisions in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties recognize and affirm that money damages would be inadequate for a breach any of the foregoing provisions of this Agreement, so that the damaged Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations thereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(o) Submission to Jurisdiction.  Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in New York, Nassau or Suffolk County, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Each Party appoints its respective counsel specified in §10(g) above or such other counsel as may be designated by notice to the other Party (the “Process Agent”) as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on the other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in §10(g) above or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in §10(g) above. Nothing in this §10(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity

(p) Governing Language.  This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the English version shall prevail.

(q) Tax Matters.

(i) Any agreement between Seller and any Division Subsidiary regarding allocation or payment of Taxes or amounts in lieu of Taxes shall be deemed terminated at and as of the Closing.

(ii) Seller will be responsible for the preparation and filing of all Tax Returns for Seller for all periods as to which Tax Returns are due after the Closing Date, for any period ending on or before the Closing Date). Seller will make all payments required with respect to any such Tax Return, other than Taxes which are to be paid by Buyer pursuant to express provisions of this Agreement.

(iii) Buyer will be responsible for the preparation and filing of all Tax Returns for Division Subsidiaries for all periods as to which Tax Returns are due after the Closing Date (other than for Taxes with respect to periods for which the consolidated, unitary, and combined Tax Returns of Seller will include the operations of Division and Division Subsidiaries).  In this connection, with respect to the tax returns of the Division Subsidiaries for 2010, Buyer, with the advice and consent of Seller, will prepare the tax returns and Seller and Buyer will cooperate fully with each other in providing information for such Tax Returns.  Buyer will make all payments required with respect to any such Tax Return; provided, however, that Seller will reimburse Buyer concurrently therewith by paying to Buyer an amount equal to the tax due on the return multiplied by a fraction, the numerator of which shall be the number of days commencing on January 1, 2010 through the day of the Closing Date and the denominator of which shall be 365.

(iv) (A) Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information of the Division Subsidiaries that are reasonably relevant to any such audit, litigation or other proceeding and the making of  employees of the Division Subsidiaries available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees (x) to retain all books and records with respect to Tax matters pertinent to the Division Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (y) to give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, allowing the Seller to take possession of such books and records.

           (B) Buyer and Seller further agree, upon request, to use their commercially reasonable efforts, at the sole cost and expense of the requesting Party, to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

   (C) The transfer by Buyer of the stock of any Division Subsidiary to Buyer’s Assignee or any other Person shall not relieve Buyer of any of its obligations under this section.

(v) No §338 Election.  Buyer shall not make an election under Code § 338 with respect to its purchase of any of the Division Subsidiaries hereunder nor shall Buyer permit Buyer’s Assignee or any other Person to make an election under Code §338 in connection with the purchase of any Division Subsidiary on or before December 31, 2010.

(r) Bulk Transfer Laws.  Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

(s) Tax Disclosure Authorization.  Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may not disclose, without the written consent of the other Party, to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Code §§6011 and 6112 and regulations thereunder) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except (i) to its attorneys, accountants and other advisors who have a need to know such information and who have been advised of the confidential nature thereof, (ii) to the Internal Revenue Service or any similar state or local organization in the course of any audit or related proceeding, and (iii) to the extent necessary to comply with any applicable laws, regulations or judicial process, including federal or state securities laws; provided, however, that such disclosure many not be made until the date of public announcement of the Closing.  Except to the extent set forth in clause (i) or (iii) above, this authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

(t) Non-Disparagement.  Neither Party shall, at any time after the date of this Agreement, knowingly make any statement, whether oral or in writing, if such statement would or can reasonably be expected to disparage or defame the other Party, its stockholders, directors, officers, employees, agents, or products.

[Signatures on Following Page]

           IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

TII NETWORK TECHNOLOGIES, INC.
By:	/s/ Kenneth A. Paladino
Kenneth A. Paladino President and CEO

PORTA SYSTEMS CORP.
By:	/s/ Edward B. Kornfeld
Chief Executive Officer
Edward B. Kornfeld

As to §6(e) only: /s/ Edward B. Kornfeld
Edward B. Kornfeld
As to §6(d) only: CHEYNE CAPITAL MANAGEMENT (UK) LLP

By:	/s/ Simon Davies
Name: Simon Davies Title: Chief Information Officer

As to §2(h)(i)(D) only: PORTA SYSTEMS EXPORT CORP.

By:	/s/ Michael A. Tancredi
Name: Michael A. Tancredi Title: Secretary

PORTA SYSTEMS OVERSEAS CORP.

By:	/s/ Michael A. Tancredi
Name: Michael A. Tancredi Title: Secretary

PORTA SYSTEMS INTERNATIONAL CORP.

By:	/s/ Michael A. Tancredi
Name: Michael A. Tancredi Title: Secretary

The schedules listed below have been omitted in reliance on Item 601(b)(2) of Regulation S-K but will be furnished supplementally to the Securities and Exchange Commission upon request.

DISCLOSURE SCHEDULES

SCHEDULE 1
Telephone Numbers

SCHEDULE 1(a)
Excluded SPD Assets in Mexico

SCHEDULE 2(d)
Common Assets

SCHEDULE 2(j)(ii)
Pre-Closing Statement

SCHEDULE 2(j)(iii)
Procedures for Closing Statement

SCHEDULE 3(c)
Exceptions to Noncontravention

SCHEDULE 3(e)
Division Subsidiaries

SCHEDULE 3(f)
Financial Statements

SCHEDULE 3(g)(i)
Since January 1, 2010,
Assets Sold, Leased, Transferred or Assigned Outside of Ordinary Course of Business

SCHEDULE 3(g)(ii)
Since January 1, 2010,
Contracts More than $100,000 or Outside of Ordinary Course of Business

SCHEDULE 3(g)(iii)
Since January 1, 2010,
Contracts Accelerated, Terminated or Modified

1

SCHEDULE 3(g)(iv)
Since January 1, 2010,
Security Interests Upon Assets

SCHEDULE 3(g)(v)
Since January 1, 2010,
Capital Investments, Loans, Acquisitions of Securities
Outside of Ordinary Course of Business

SCHEDULE 3(g)(vi)
Since January 1, 2010,
Notes, Bonds, or Debt Securities Over $100,000 In the Aggregate

SCHEDULE 3(g)(vii)
Since January 1, 2010,
Waiver of Claims Over $100,000 or Outside Ordinary Course of Business

SCHEDULE 3(g)(viii)
Since January 1, 2010,
Transfer, Assignment, or Grant of any License or Sublicense of any Rights Under or with
Respect to any Intellectual Property outside the Ordinary Course of Business

SCHEDULE 3(g)(ix)
Since January 1, 2010,
Changes in Certificate of Incorporation or By-laws of Division Subsidiaries

SCHEDULE 3(g)(x)
Since January 1, 2010,
Issuance, Sale, Disposition, Warrants, Option Related to Stock of Division Subsidiaries

SCHEDULE 3(g)(xi)
Since January 1, 2010,
Dividends or Distributions of Division Subsidiaries

SCHEDULE 3(g)(xii)
Since January 1, 2010,
Material Damage to Property

SCHEDULE 3(g)(xiii)
Since January 1, 2010,
Transactions with Directors, Officers, and Employees of
Seller and Subsidiaries
Outside the Ordinary Course of Business

2

SCHEDULE 3(g)(xiv)
Since January 1, 2010,
Employment Contracts or Collective bargaining Agreements,
Written or Oral, Outside the Ordinary Course of Business

SCHEDULE 3(g)(xv)
Since January 1, 2010,
Increases in Base Compensation of Directors, Officers, and Employees of
Seller and Subsidiaries
Outside of the Ordinary Course of Business

SCHEDULE 3(g)(xvi)
Since January 1, 2010,
Adoption of Bonus, Profit sharing, Incentive, Severance, for the Benefit of any of the
Directors, Officers, and Employees of Seller and its Subsidiaries
Outside the Ordinary Course of Business

SCHEDULE 3(g)(xviii)
Since January 1, 2010,
Charitable or Other Contributions

SCHEDULE 3(g)(xix)
Since January 1, 2010,
Events with a Material Adverse Effect

SCHEDULE 3(g)(xx)
Since January 1, 2010,
Loans or Advances of Money
Outside the Ordinary Course of Business

SCHEDULE 3(h)
Since January 1, 2010,
Undisclosed Liabilities

SCHEDULE 3(j)(i)
Exception to Tax Filings

SCHEDULE 3(j)(iii)
List of Federal, State, Local, and Foreign Income
Tax Returns Filed since December 31, 2007

SCHEDULE 3(j)(vi)
Mexican Tax Credit in Pesos as of March 31, 2010

SCHEDULE 3(k)(i)
Owned Real Property

3

SCHEDULE 3(k)(i)(B)
Subleases or Permissions to Use Owned Real Property

SCHEDULE 3(k)(ii)
Leased Real Property

SCHEDULE 3(k)(viii)
Permits Held in Connection with Mexican Real Property

SCHEDULE 3(l)(i)
Use or Ownership of
Patents or Patent Applications Related to Division or Division Subsidiaries

SCHEDULE 3(l)(ii)
Infringement Claims

SCHEDULE 3(l)(iii)
Patents, Patent Applications, Trademarks, Computer Software, Licenses
Related to Division or Division Subsidiaries

SCHEDULE 3(l)(iii)(A)
Security Interests in Intellectual Property

SCHEDULE 3(l)(iii)(C)
Challenges to Legality, Validity, Enforcebility, or Use of Intellectual Property

SCHEDULE 3(l)(iv)
Licensed Intellectual Property Other Than Generally Available Software

SCHEDULE 3(l)(v)
Notice of Alleged Infringment of Third Party Intellectual Property Rights

SCHEDULE 3(o)(i)
Leased Personal Property Over $100,000

SCHEDULE 3(o)(ii)
Agreements for Purchase or Sales of Raw Materials, Supplies or Services Over $100,000
or Extending More than One Year Which are Being Assumed by Buyer

SCHEDULE 3(o)(iii)
Partnerships or Joint Ventures

SCHEDULE 3(o)(iv)
Agreements with Security Interests or
Capitalized Lease Obligations Over $100,000 Which are Being Assumed by Buyer

4

SCHEDULE 3(o)(v)
Confidentiality Agreements Currently in Effect

SCHEDULE 3(o)(vi)
Profit Sharing, Stock Option, Stock Appreciation,
Deferred Compensation, Severance or Other Benefit Plans for
Current or Former Directors, Officers or Employees

SCHEDULE 3(o)(vii)
Collective Bargaining Agreements

SCHEDULE 3(o)(viii)
Employment or Consulting Agreements over $75,000 to be Employed by Buyer

SCHEDULE 3(o)(ix)
Loans or Advances to Directors, Officers or Employees

SCHEDULE 3(o)(x)
Agreements Where Termination or Default Would Have a Material Adverse Effect

SCHEDULE 3(o)(xi)
Other Leases

SCHEDULE 3(o)(xii)
Loans to Any Other Person Exceeding $50,000

SCHEDULE 3(o)(xiii)
Any Other Agreements (or Related Agreements) in Excess of $100,000

SCHEDULE 3(q)
Powers of Attorney

SCHEDULE 3(r)
Insurance

SCHEDULE 3(s)
Litigation

SCHEDULE 3(v)(i)
Employees

SCHEDULE 3(v)(ii)
Executives, Key Employees or Group of Employees Planning to Terminate

5

SCHEDULE 3(v)(iii)
Pending Union Grievances, Investigations or Trials

SCHEDULE 3(v)(iv)
Threatened Compliance Proceedings

SCHEDULE 3(v)(v)
Threatened Litigations by United States Employees

SCHEDULE 3(v)(vi)
Employees Performing Services for Signal Processing Division
To be Transferred to New Entity Controlled by Seller

SCHEDULE 3(w)(i)
Employee Benefit Plans

SCHEDULE 3(w)(iv)
Employee Benefit Obligations to Current or Future Retired or
Terminated Directors, Officers or Employees of Division Subsidiaries

SCHEDULE 3(y)(ii)
List of Environmental, Health and Safety Permits, Licenses and
Authorizations for the Mexican Owned Property and the Business

SCHEDULE 3(z)
Material Assets Used in the Business Owned by Directors, Officers or Employees

SCHEDULE 3(aa)
Ten Largest Customers and Ten Largest Suppliers for Last Two Years

SCHEDULE 3(cc)
Liability of Seller for Broker’s Fees Payable Related to This Agreement

SCHEDULE 3(dd)
List of Bank or Other Institutions Where Mexican Subsidiary Maintains an
Account or Safe Deposit Box, Number of Each Account or Safe Deposit Box,
Individuals Having Check Signing or Withdrawal Powers

SCHEDULE 4(d)
Liability of Buyer for Broker’s Fees Payable Related to This Agreement

6